Exhibit 99.1

Larry Pierce Media Relations (713) 369-9407	Mindy Mills Investor Relations (713) 369-9490 www.kindermorgan.com

KMP DISTRIBUTABLE CASH FLOW UP 62% VERSUS 4Q 2008

KMP Declares Quarterly Cash Distribution of $1.05 Per Unit

HOUSTON, Jan. 20, 2010 – Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today reported fourth quarter distributable cash flow before certain items of $341.8 million, up 62 percent from $211.0 million for the same period last year.  Distributable cash flow per unit before certain items was $1.17 versus $0.81 per unit for the fourth quarter of 2008.  Net income attributable to KMP before certain items was $366.5 million compared to $280.7 million for the same period last year.  Including certain items, net income attributable to KMP was $343.8 million versus $266.1 million for the fourth quarter of 2008.  Certain items reduced net income by almost $23 million for the quarter, primarily reflecting legal and environmental reserves and hedge ineffectiveness, offset somewhat by insurance reimbursements.  KMP declared a cash distribution per common unit of $1.05 ($4.20 annualized) payable on Feb. 12, 2010, to unitholders of record as of Jan. 29, 2010.
For the full year, KMP produced distributable cash flow before certain items of $1.196 billion, up 12 percent from $1.067 billion in 2008.  Distributable cash flow per unit before certain items for 2009 was $4.25 versus $4.15 in 2008.  Net income attributable to KMP before certain items for the full year was $1.325 billion compared to $1.338 billion in 2008.  Including certain items, net income attributable to KMP for 2009 was $1.291 billion compared to $1.305 billion in 2008.
Chairman and CEO Richard D. Kinder said, “KMP had a very strong fourth quarter and year, overcoming lingering economic headwinds to generate enough cash flow to fully cover our annual distribution target of $4.20 per unit and end 2009 with $14 million of excess coverage, consistent with our budget.  Our stable, cash producing assets, combined with reduced internal
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costs and lower interest rates, helped offset various economic headwinds that impacted our businesses during 2009, including lower refined products transportation volumes, decreased steel handling at our bulk terminals, lower crude oil prices and a difficult business environment for our Texas Intrastate pipelines.
“It was very gratifying to achieve our financial target of $4.20 per unit, a 4.5 percent increase over our 2008 cash distributions.  Our results were truly generated by the herculean efforts of our 7,800 employees, and I couldn’t be more proud of them.  Also in 2009, we continued to position KMP for future growth through our capital investment program, spending about $3.3 billion on new infrastructure projects, organic expansions and acquisitions.  Looking ahead to 2010, KMP expects to pay cash distributions of $4.40 per unit, a 4.8 percent increase over the $4.20 per unit we distributed in 2009.”
Overview of Business Segments
Products Pipelines produced full year segment earnings before DD&A and certain items of $635.1 million, up 11 percent from $571.5 million in 2008, and exceeding its published annual budget of 10 percent growth.  “All of the assets in this segment generated higher earnings in 2009 than in 2008, driven by strong performances at our Pacific, West Coast Terminals, Central Florida and Transmix operations,” Kinder said.  He noted that reduced fuel and power costs, lower operating expenses, and ethanol storage and blending revenues helped overcome the decrease in transport volumes this segment experienced in 2009, which resulted from ongoing weak economic conditions.
This segment reported fourth quarter earnings before DD&A and certain items of $164.6 million, up 7 percent from $153.2 million for the comparable period in 2008.  In the fourth quarter, growth was driven by higher revenues on the Pacific, Plantation and CALNEV pipeline systems, along with higher ethanol revenues at Central Florida.  Cochin’s results declined compared to the fourth quarter last year due to higher Canadian income taxes.
Full year total refined products revenues were up 1.7 percent and volumes were down 2.8 percent (2.5 percent adjusted for leap year) versus 2008.  Excluding Plantation, revenues were up 3 percent and volumes were down 4.2 percent (3.9 percent adjusted for leap year).  Including ethanol transported via pipeline, gasoline volumes for 2009 in this segment were up
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0.4 percent, while diesel was down 9.3 percent and jet fuel declined 5.1 percent.  In the fourth quarter, total refined products revenues were up 6 percent and volumes were down 1.7 percent.  Excluding Plantation, fourth quarter revenues were up 5.1 percent and volumes were down 2.9 percent.  Including ethanol transported via pipeline, gasoline volumes were up 0.1 percent, while diesel declined 6.6 percent and jet fuel was down 1.6 percent compared to the fourth quarter of 2008.  Additionally, this segment’s terminals and pipelines handled approximately 6.1 million barrels of ethanol in the fourth quarter and 22.0 million barrels for the full year.  This represents an increase of 11 percent and 21 percent for the quarter and the full year, respectively.  “While the growing use of ethanol as a part of our country’s fuel supply tends to reduce our pipeline volumes, our investments in ethanol storage and blending infrastructure at our terminals has allowed us to make up for this in our revenues and cash flows,” Kinder noted.
The Natural Gas Pipelines business produced full year segment earnings before DD&A and certain items of $787.5 million, up 5 percent from $746.8 million in 2008, but below its published annual budget of 11 percent growth.  “Growth in 2009 versus 2008 was driven by the completion of three large natural gas pipeline projects – Rockies Express, Midcontinent Express and Kinder Morgan Louisiana – strong performance from the Kinder Morgan Interstate Gas Transmission system and contributions from our newly acquired treating operations in the fourth quarter,” Kinder said.  “Conversely, we fell short of our annual target due to in-service delays on the REX and MEP projects and ongoing weak economic conditions, which created a difficult business environment for our Texas Intrastate pipelines.”
This segment reported fourth quarter segment earnings before DD&A and certain items of $226.0 million, up 14 percent from $198.8 million for the same period last year.  While the remainder of REX-East came online in November, a subsequent girth weld failure resulted in approximately 60 miles of the pipeline being shut down.  A force majeure remains in effect on this portion of the pipeline and the impact on earnings in the fourth quarter was approximately $16 million.  This was partially offset by a good performance from the previously noted and recently acquired natural gas treating assets.
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Segment transport volumes were up 14 percent for 2009 and 17 percent in the fourth quarter versus the previous comparable periods, and sales volumes on the Texas Intrastates declined 8 percent for the year and 7 percent in the quarter
The CO2 business generated full year segment earnings before DD&A and certain items of $796.4 million, up almost 5 percent from $760.2 million in 2008, and approximately on target with its published annual budget of 5 percent growth.  The annual KMP budget, which was initially announced in November 2008, assumed an average West Texas Intermediate (WTI) crude oil price of $68 per barrel for the year.  The average WTI crude oil price per barrel for 2009 was $61.80, compared to $99.65 for 2008.
“Growth in this segment in 2009 over 2008 was spearheaded by an 8 percent increase in oil production at SACROC, a 6 percent increase in CO2 delivery volumes and a 13 percent increase in NGL sales volumes,” Kinder said.  “This strong performance, along with reduced operating and capital costs, enabled this segment to overcome the significantly lower oil prices that impacted unhedged volumes in this segment during 2009.”
The CO2 segment reported fourth quarter segment earnings before DD&A and certain items of $227.7 million, up 62 percent from $140.5 million for the same period in 2008, when crude oil prices were much lower.  The average WTI crude oil price per barrel in the fourth quarter of 2009 was $76.19 compared to $58.74 for the fourth quarter last year.  While NGL sales volumes were very strong in the fourth quarter and SACROC production also rose, production at Yates decreased slightly as did CO2 delivery volumes (although the segment did achieve record CO2 production during the year).
Average oil production at SACROC for the full year was 30.1 thousand barrels per day (MBbl/d), up 8 percent from 28.0 MBbl/d in 2008 and above plan.  At the Yates Field, average 2009 oil production was 26.5 MBbl/d, down from 27.6 MBbl/d in 2008 but right on plan.  For the fourth quarter, average oil production at SACROC was 29.9 MBbl/d versus 29.2 MBbl/d for the same period last year.  At Yates, fourth quarter average oil production was 26.4 MBbl/d compared to 26.7 MBbl/d in the same period last year.  NGL sales volumes were up 13 percent for the year and 37 percent in the fourth quarter, due in part to the impact of Hurricane Ike in 2008.
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The CO2 segment is an area where KMP is exposed to commodity price risk, but that risk is partially mitigated by a long-term hedging strategy intended to generate more stable realized prices.  The realized weighted average oil price per barrel, with all hedges allocated to oil, was $49.55 for the year and $53.36 in the quarter.  The realized weighted average NGL price per barrel, allocating none of the hedges to NGLs, was $37.96 for the year and $48.09 for the quarter.
The Terminals business produced segment earnings before DD&A and certain items of $576.1 million, up 7 percent from $538.9 million in 2008, but below its published annual budget of 14 percent growth.  “Most of the growth in this segment versus 2008 was organic and attributable to increased liquids capacity at our large complex on the Houston Ship Channel, good performances at the Van Wharves and North 40 terminals in Canada, strong petcoke and coal revenues, and contributions from our Geismar, La., drumming facility which began operations in the first quarter,” Kinder explained.  “Conversely, we fell short of our annual budget primarily due to weak economic conditions that resulted in a 25 percent decline in bulk tonnage, most of which occurred in our steel handling business.”
This segment reported fourth quarter segment earnings before DD&A and certain items of $154.9 million, up 10 percent from $140.3 million for the comparable period in 2008.  Growth primarily represented increased liquids throughput.  Bulk handling throughput rebounded somewhat in the third and fourth quarters of 2009 compared to the first two quarters of the year.  Additionally, this segment handled approximately 8.2 million barrels of ethanol in the fourth quarter and 32.9 million barrels for the full year.  This represents an increase of 17 percent and 7 percent for the quarter and full year, respectively.
Kinder Morgan Canada produced full year segment earnings before DD&A and certain items of $165.7 million, up 18 percent from $140.8 million in 2008, and exceeding its published annual budget of 9 percent growth.  Growth for the year was attributable to good throughput on the Trans Mountain pipeline system which was driven by strong ship traffic at the Port of Metro Vancouver, the completion of the Anchor Loop expansion in the fourth quarter of 2008, the acquisition of the Express-Platte pipeline system and a jet fuel pipeline from Kinder Morgan,
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Inc. in August of 2008 and a stronger Canadian dollar.  Mainline throughput volumes on Trans Mountain were up 18 percent for 2009 versus the previous year.
For the fourth quarter, this segment reported earnings before DD&A and certain items of $40.6 million, up 8 percent from $37.6 million for the same period in 2008.

Outlook
As previously announced, KMP expects to declare cash distributions of $4.40 per unit for 2010, a 4.8 percent increase over the $4.20 per unit it distributed in 2009.  The company anticipates that its business segments will generate almost $3.4 billion in segment earnings before DD&A, an increase of almost $400 million over 2009.  KMP expects to distribute approximately $1.35 billion for 2010 to our limited partners.  Management anticipates investing approximately $1.5 billion at KMP in expansions and small acquisitions in 2010 to further grow the company.  Approximately $400 million of the equity required for this investment program will be funded by Kinder Morgan Management, LLC (NYSE: KMR) dividends.
KMP’s expectations assume an average WTI crude oil price of approximately $84 per barrel in 2010, which approximates the current forward curve for next year.  The overwhelming majority of cash generated by KMP’s assets is fee based and is not sensitive to commodity prices.  In its CO2 segment, the company hedges the majority of its oil production but does have exposure to unhedged volumes, a significant portion of which are natural gas liquids.  For 2010, every $1 change in the average WTI crude oil price per barrel is expected to impact the CO2 segment by approximately $6 million (or less than 0.2 percent of our combined business segments’ anticipated segment earnings before DD&A).
The 2010 budget will be discussed in detail during the company’s annual analyst meeting on Jan. 28, 2010, in Houston, which will also be webcast.  Kinder Morgan remains committed to transparency and will continue to publish its budget on the company’s web site, www.kindermorgan.com.
KMR also expects to declare distributions of $4.40 per share for 2010.

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Other News
Products Pipelines

•
KMP completed modifications to its Central Florida pipeline system to more efficiently move gasoline and ultra low sulfur diesel within the terminal community at the Port of Tampa.  The company modified existing inter-terminal pipelines to provide BP with access to the port’s deep-draft berths.  The modifications also provide a platform for other Port of Tampa terminals to tie-in to Kinder Morgan’s pipeline system.

•
In the last two months of the year, Kinder Morgan placed into service two new storage tanks at its Orlando terminal to increase the facility’s total storage capacity by 200,000 barrels.  One of the tanks is for ethanol and the other will be used to store petroleum products.

•
KMP invested approximately $15.8 million to install new ethanol and related infrastructure at this segment’s terminals in California to facilitate customer requirements to increase the ethanol blend rate to 10 percent, consistent with recent California environmental initiatives.  All of the company’s California terminals began blending ethanol at 10 percent effective Jan. 11, 2010.

Natural Gas Pipelines

•
The remaining 195 miles of the REX Pipeline to Clarington, Ohio, went into service Nov. 12, 2009.  The 1,679-mile pipeline has a capacity of 1.8 billion cubic feet (Bcf) per day.  On Nov. 14, REX experienced a girth weld failure downstream of the Chandlersville, Ohio, compressor station (about 60 miles upstream from the terminus of the system at Clarington).  The force majeure declared east of Chandlersville remains in effect.  The failure has been repaired and REX is coordinating with PHMSA on a return to service plan.  This segment of pipe is expected to return to service in January.  There are binding firm commitments from creditworthy shippers for nearly all of the capacity on the pipeline, including a compression expansion on the Entrega portion of REX.  The first leg of this expansion from Meeker, Colo., to Wamsutter, Wyo., began service in December of 2009.  The second leg of the expansion from Wamsutter to the Cheyenne Hub in Colorado is expected to be completed in July of 2010.  Including expansions, the current estimate of total construction costs on the entire REX project is $6.8 billion.  REX is one of the largest natural gas pipelines ever constructed in North America and is a joint venture of KMP, Sempra Pipelines and Storage and ConocoPhillips.

•
Development of the new Fayetteville Express Pipeline (FEP) continues.  The project has received its FERC certificate and construction is expected to begin this quarter.  A joint venture with Energy Transfer Partners, FEP is a 42-inch, 187-mile pipeline that will begin in Conway County, Ark., and end in Panola County, Miss.  FEP has secured 10-year binding commitments totaling 1.85 Bcf per day of capacity.  The pipeline will have an initial capacity of 2 Bcf per day.  Pending regulatory approvals, it is expected to be in service by late 2010 or early 2011.  The joint venture’s cost estimate for this project remains at $1.2 billion.

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•
KMP purchased the natural gas treating business from Crosstex Energy on Oct. 1, 2009, for approximately $266 million.  KMP purchased approximately 290 amine-treating and dew-point control plants predominantly located in Texas and Louisiana, with additional facilities in Mississippi, Oklahoma, Arkansas and Kansas.

•
KMP closed a transaction effective Nov. 1 to purchase a 40 percent interest in the GMXR midstream natural gas gathering and compression business (Endeavor) for approximately $36 million.  These assets provide gathering services to GMXR in its Cotton Valley Sands and Haynesville/Bossier Shale horizontal developments in East Texas.

•
Approximately $14 million in capital improvements are being made at the Huntsman Storage facility in Nebraska.  Incremental storage capacity arising from the expansion project is contracted under a firm service agreement for a five-year term.  Initial service of the new facilities is expected to commence in February of 2010.

Terminals

•
On Jan. 15, KMP acquired three unit train ethanol handling terminals from U.S. Development Group (USD) for approximately $195 million, including over $80 million in KMP equity issued to the seller.  The transaction includes KMP’s acquisition of terminals in Linden, N.J., Baltimore, Md., and Dallas, Texas, and the formation of a joint venture with USD to coordinate access to these terminals, other assets KMP already owns and operates, and other projects under development.  This will create a nationwide distribution network of ethanol handling facilities connected by rail, marine, truck and pipeline which will help meet the nation’s growing need for biofuels, mandated by the Renewable Fuels Standard.  With the new terminal venture and existing operations, KMP expects to handle in excess of 218,000 barrels per day of ethanol in 2010.  Combined with other acquisitions and projects already completed or underway, KMP has invested approximately $500 million in the renewable fuels handling business.

•
The Pasadena and Galena Park terminals on the Houston Ship channel brought 450,000 barrels of new tankage into service in the fourth quarter supported by multi-year agreements with customers.  This is in addition to the 750,000 barrels that were brought online in the third quarter at these facilities.

Debt and Equity Issuance

•	KMP sold approximately $1.2 billion of equity in 2009 versus its full-year budget of $1 billion. Additionally, KMP issued $2 billion in senior notes in 2009.

Kinder Morgan Management, LLC
Shareholders of Kinder Morgan Management, LLC (NYSE: KMR) will also receive a $1.05 distribution ($4.20 annualized) payable on Feb. 12, 2010, to shareholders of record as of Jan. 29, 2010.  The distribution to KMR shareholders will be paid in the form of additional KMR
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shares.  The distribution is calculated by dividing the cash distribution to KMP unitholders by KMR’s average closing price for the 10 trading days prior to KMR’s ex-dividend date.
Kinder Morgan Energy Partners, L.P. (NYSE: KMP) is a leading pipeline transportation and energy storage company in North America.  KMP owns an interest in or operates approximately 28,000 miles of pipelines and 180 terminals.  Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle bulk materials like coal and petroleum coke.  KMP is also the leading provider of CO2 for enhanced oil recovery projects in North America.  One of the largest publicly traded pipeline limited partnerships in America, KMP has an enterprise value of over $29 billion.  The general partner of KMP is owned by Kinder Morgan, Inc., a private company.  For more information please visit www.kindermorgan.com.

Please join KMP at 4:30 p.m. Eastern Time on Wednesday, Jan. 20, at www.kindermorgan.com for a LIVE webcast conference call on the company’s fourth quarter and full year earnings.

The non-generally accepted accounting principles, or non-GAAP, financial measures of distributable cash flow before certain items, both in the aggregate and per unit, and segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments, or DD&A, and certain items, are presented in this news release.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or any other GAAP measure of liquidity or financial performance.  Distributable cash flow before certain items is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders on an ongoing basis.  Management uses this metric to evaluate our overall performance.  It also allows management to simply calculate the coverage ratio of estimated ongoing cash flows to expected cash distributions.  Distributable cash flow before certain items is also an important non-GAAP financial measure for our unitholders because it serves as an indicator of our success in providing a cash return on investment.  This financial measure indicates to investors whether or not we typically are generating cash flow at a level that can sustain or support an increase in the quarterly distributions we are paying pursuant to our partnership agreement.  Our partnership agreement requires us to distribute all available cash.  Distributable cash flow before certain items and similar measures used by other publicly traded partnerships are also quantitative measures used in the investment community because the value of a unit of such an entity is generally determined by the unit's yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder).  The economic substance behind our use of
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distributable cash flow before certain items is to measure and estimate the ability of our assets to generate cash flows sufficient to make distributions to our investors.
We define distributable cash flow before certain items to be limited partners' pretax income before certain items and DD&A, less cash taxes paid and sustaining capital expenditures for KMP, plus DD&A less sustaining capital expenditures for Rockies Express and Midcontinent Express, our equity method investees, less equity earnings plus cash distributions received for Express and Endeavor, two additional equity investees.  Distributable cash flow before certain items per unit is distributable cash flow before certain items divided by average outstanding units.  "Certain items" are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact, for example, goodwill impairments, allocated compensation for which we will never be responsible, and results from assets prior to our ownership that are required to be reflected in our results due to accounting rules regarding entities under common control, or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically, for example legal settlements, hurricane impacts and casualty losses.  Management uses this measure and believes it is important to users of our financial statements because it believes the measure more effectively reflects our business' ongoing cash generation capacity than a similar measure with the certain items included.  For similar reasons, management uses segment earnings before DD&A and certain items in its analysis of segment performance and managing our business.  We believe segment earnings before DD&A and certain items is a significant performance metric because it enables us and external users of our financial statements to better understand the ability of our segments to generate cash on an ongoing basis.  We believe it is useful to investors because it is a measure that management believes is important and that our chief operating decision makers use for purposes of making decisions about allocating resources to our segments and assessing the segments' respective performance.
We believe the GAAP measure most directly comparable to distributable cash flow before certain items is net income.  Our calculation of distributable cash flow before certain items, which begins with net income after subtracting certain items that are specifically identified in the accompanying tables, is set forth in those tables.  Net income before certain items is presented primarily because we use it in this calculation.  Segment earnings before DD&A is the GAAP measure most directly comparable to segment earnings before DD&A and certain items.  Segment earnings before DD&A and certain items is calculated by removing the certain items attributable to a segment, which are specifically identified in the footnotes to the accompanying tables, from segment earnings before DD&A.  In addition, segment earnings before DD&A computed in accordance with GAAP is included on the first page of the tables presenting our financial results.
Our non-GAAP measures described above should not be considered as an alternative to GAAP net income, segment earnings before DD&A or any other GAAP measure.  Distributable cash flow before certain items and segment earnings before DD&A and certain items are not financial measures in accordance with GAAP and have important limitations as analytical tools.  You should not consider either of these non-GAAP measures in isolation or as a substitute for an analysis of our results as reported under GAAP.  Because distributable cash flow before certain items excludes some but not all items that affect net income and because distributable cash flow measures are defined differently by different companies in our industry, our distributable cash
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flow before certain items may not be comparable to distributable cash flow measures of other companies.  Segment earnings before DD&A and certain items has similar limitations.  Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
This news release includes forward-looking statements.  Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.
# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Consolidated Statement of Income
(Unaudited)
(In millions except per unit amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Revenues	$1,910.9	$2,291.5	$7,003.4	$11,740.3

Costs, expenses and other
Operating expenses	1,143.1	1,645.1	4,181.2	8,998.9
Depreciation, depletion and amortization	234.6	212.2	850.8	702.7
General and administrative	91.5	75.2	330.3	297.9
Taxes, other than income taxes	38.2	39.7	137.0	186.7
Other expense (income)	(16.7)	1.3	(34.8)	2.6
	1,490.7	1,973.5	5,464.5	10,188.8
Operating income	420.2	318.0	1,538.9	1,551.5

Other income (expense)
Earnings from equity investments	49.8	42.3	189.7	160.8
Amortization of excess cost of equity investments	(1.5)	(1.4)	(5.8)	(5.7)
Interest, net	(112.8)	(94.4)	(409.0)	(388.2)
Other, net	5.7	(11.3)	49.5	19.2

Income from continuing operations before income taxes	361.4	253.2	1,363.3	1,337.6

Income taxes	(12.9)	15.4	(55.7)	(20.4)

Income from continuing operations	348.5	268.6	1,307.6	1,317.2

Income from discontinued operations	-	-	-	1.3

Net income	348.5	268.6	1,307.6	1,318.5

Net income attributable to Noncontrolling Interests	(4.7)	(2.5)	(16.6)	(13.7)

Net income attributable to KMP	$343.8	$266.1	$1,291.0	$1,304.8

Calculation of Limited Partners’ interest in Net Income attributable to KMP
Income from continuing operations attributable to KMP	$343.8	$266.1	$1,291.0	$1,303.5
Less: General Partners’ interest	(243.3)	(216.9)	(936.0)	(805.8)
Limited Partners’ interest	100.5	49.2	355.0	497.7
Add: Limited Partners’ interest in discontinued operations	-	-	-	1.3
Limited Partners’ interest in net income	$100.5	$49.2	$355.0	$499.0

Limited Partners’ net income per unit
Income from continuing operations	$0.34	$0.19	$1.26	$1.94
Income from discontinued operations	$-	$-	$-	$-
Net income	$0.34	$0.19	$1.26	$1.94
Weighted average units outstanding	292.0	262.0	281.5	257.2

Declared distribution / unit	$1.05	$1.05	$4.20	$4.02

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Segment earnings before DD&A and amortization of excess investments
Products Pipelines	$139.2	$137.5	$607.5	$546.2
Natural Gas Pipelines	229.0	204.9	789.7	760.6
CO2	219.6	140.2	782.9	759.9
Terminals	166.9	137.5	599.7	523.8
Kinder Morgan Canada	40.6	38.0	154.5	141.2
	$795.3	$658.1	$2,934.3	$2,731.7

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Earnings Contribution by Business Segment
(Unaudited)
(in millions except per unit amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Segment earnings before DD&A and amortization of excess investments (1)
Products Pipelines	$164.6	$153.2	$635.1	$571.5
Natural Gas Pipelines	226.0	198.8	787.5	746.8
CO2	227.7	140.5	796.4	760.2
Terminals	154.9	140.3	576.1	538.9
Kinder Morgan Canada	40.6	37.6	165.7	140.8
Total	$813.8	$670.4	$2,960.8	$2,758.2

Segment DD&A and amortization of excess investments
Products Pipelines	$24.9	$23.5	$97.5	$92.7
Natural Gas Pipelines	31.1	17.7	93.8	68.9
CO2	133.5	126.9	489.9	387.8
Terminals	36.0	31.7	136.9	122.6
Kinder Morgan Canada	10.6	6.9	38.5	29.5
Total	$236.1	$206.7	$856.6	$701.5

Segment earnings contribution
Products Pipelines (1)	$139.7	$129.7	$537.6	$478.8
Natural Gas Pipelines (1)	194.9	181.1	693.7	677.9
CO2 (1)	94.2	13.6	306.5	372.4
Terminals (1)	118.9	108.6	439.2	416.3
Kinder Morgan Canada (1)	30.0	30.7	127.2	111.3
General and administrative (1) (2)	(89.0)	(74.2)	(332.2)	(302.2)
Interest, net (1) (3)	(117.2)	(106.1)	(429.7)	(402.5)
Certain items
Interest expense (1)	(0.4)	6.6	(1.6)	5.1
Kinder Morgan Canada non-cash adjustments (4)	-	(6.5)	(11.2)	(6.5)
Allocated non-cash long-term compensation	(1.4)	(1.4)	(5.7)	(5.6)
Acquisition costs	(1.7)	(1.3)	(2.3)	(1.3)
Gain on sale (5)	-	-	-	14.3
Environmental reserves	(8.5)	(9.2)	(12.4)	(9.2)
Legal reserves and settlements	(18.0)	(1.8)	(17.5)	(11.3)
Mark to market of certain hedges (6)	(9.2)	6.5	(19.1)	5.6
Hurricanes and fires (7)	17.0	(2.8)	32.0	(18.3)
Other (8)	(0.8)	(4.9)	3.1	(6.3)
Sub-total certain items	(23.0)	(14.8)	(34.7)	(33.5)
Net income	$348.5	$268.6	$1,307.6	$1,318.5
Less: General Partners’ interest in net income	(243.3)	(216.9)	(936.0)	(805.8)
Less: Noncontrolling Interests in net income	(4.7)	(2.5)	(16.6)	(13.7)
Limited Partners’ net income	$100.5	$49.2	$355.0	$499.0

Net income attributable to KMP before certain items	$366.5	$280.7	$1,325.3	$1,337.9
Less: General Partners’ interest in net income before certain items	(243.6)	(217.0)	(936.4)	(806.1)
Limited Partners’ net income before certain items	122.9	63.7	388.9	531.8
Depreciation, depletion and amortization (9)	265.5	216.2	931.2	734.6
Book (cash) taxes - net	11.2	(8.4)	41.9	(18.8)
Express & Endeavor contribution	2.4	0.0	6.2	-
Sustaining capital expenditures (10)	(60.2)	(60.5)	(172.2)	(180.6)
DCF before certain items	$341.8	$211.0	$1,196.0	$1,067.0

Net income / unit before certain items	$0.42	$0.24	$1.38	$2.07
DCF / unit before certain items	$1.17	$0.81	$4.25	$4.15
Weighted average units outstanding	292.0	262.0	281.5	257.2
____________
Notes ($ million)
(1)	Excludes certain items:
2008 4th quarter - Products Pipelines $(15.7), Natural Gas Pipelines $6.1, CO2 $(0.3), Terminals $(2.8), Kinder Morgan Canada $(6.5),

general and administrative expense $(2.2), interest expense $6.6

2008 year to date - Products Pipelines $(25.3), Natural Gas Pipelines $13.8, CO2 $(0.3), Terminals $(15.1), Kinder Morgan Canada $(6.5), general and administrative expense $(5.0), interest expense $4.9

2009 4th quarter - Products Pipelines $(25.4), Natural Gas Pipelines $3.0, CO2 $(8.1), Terminals $12.0, general and administrative expense $(4.1), interest expense $(0.4)
2009 year to date - Products Pipelines $(27.6), Natural Gas Pipelines $2.2, CO2 $(13.5), Terminals $23.6, KMC $(11.2), general and administrative expense $(6.6), interest expense $(1.6)
(2)	General and administrative expense includes income tax that is not allocable to the segments - 2008 - $(1.2) and $(9.3) for the 4th quarter and full year 2008, respectively
2009 - $(1.6) and $(8.5) for the 4th quarter and year to date, respectively
(3)
Interest expense on this page excludes interest income that is allocable to the segments of $5.1 and $9.4 for the 4th quarter and year to date, respectively for 2008, and $4.8 and $22.3 for the 4th quarter and year to date, respectively, for 2009

(4)	Primarily non-cash regulatory accounting adjustments - 2008 - $(6.5) for the 4th quarter and year to date; 2009 - $(11.2) for year to date
(5)	2008 - Gain on sale of North & Thunder Creek Systems
(6)	CO2 hedge ineffectiveness and Upstream mark-to-market. Actual gain or loss will continue to be taken into account in earnings before DD&A at time of physical transaction
(7)	Property damage/write-offs and insurance reimbursements for losses experienced in hurricanes and fires
(8)	2008 - FX loss on Cochin note payable, product loss reserve, asset retirement / write-off
2009 - FX gain on Cochin note payable, TransMountain Land Transfer Tax, and Terminals overhead credit on certain items capex
(9)
Includes Kinder Morgan Energy Partners (KMP) share of Rockies Express (REX) and Midcontinent Express (MEP) DD&A - 2008 - $9.5 and $33.1 for the 4th quarter and year to date, respectively; 2009 - $29.4 and $74.6 for the 4th quarter and year to date, respectively

(10)	Includes KMP share of REX and MEP sustaining capital expenditures

Volume Highlights
(historical pro forma for acquired assets)

	December 31,	December 31,
	2009	2008
ASSETS

Cash and cash equivalents	$147	$63
Other current assets	1,098	1,182
Property, Plant and Equipment, net	14,153	13,241
Investments	2,845	954
Deferred charges and other assets	2,074	2,446
TOTAL ASSETS	$20,317	$17,886

LIABILITIES AND PARTNERS’ CAPITAL

Liabilities
Notes payable and current maturities of long-term debt	$595	$289
Other current liabilities	1,428	1,493
Long-term debt	9,998	8,275
Value of interest rate swaps	389	951
Other	1,159	762
Total liabilities	13,569	11,770

Partners’ capital
Accumulated other comprehensive loss	(395)	(288)
Other partners’ capital	7,063	6,333
Total KMP partners’ capital	6,668	6,045
Noncontrolling interests	80	71
Total partners’ capital	6,748	6,116
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$20,317	$17,886

Total Debt, net of cash and cash equivalents, and excluding the value of interest rate swaps	$10,446	$8,501

Segment Earnings Before DD&A and certain items	$3,035	$2,791
G&A	(332)	(302)
Income Taxes	44	33
EBITDA (1)	$2,747	$2,522

Debt to EBITDA	3.8	3.4
____________
(1)	Products gasoline volumes include ethanol
(2)	Includes Pacific, Calnev, Plantation, Central Florida, Cochin and Cypress
(3)	Includes Pipelines volumes also included in gasoline volumes above
(4)	Includes KMIGT, Texas Intrastates, KMNTP, Monterrey, Trailblazer, TransColorado, REX, MEP, and KMLA Pipeline volumes
(5)	Includes Cortez, Central Basin, CRC, CLPL and PCPL pipeline volumes
(6)	Represents 100% production from the field
(7)	Represents KMPs net share of the production from the field
(8)	Net to KMP
(9)	Includes all KMP crude oil properties
(10)	Hedge gains/losses for Oil and NGLs are included with Crude Oil

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Abbreviated Consolidated Balance Sheet
(Unaudited)
(in millions)

	December 31,	December 31,
	2009	2008
ASSETS

Cash and cash equivalents	$147	$63
Other current assets	1,098	1,182
Property, Plant and Equipment, net	14,153	13,241
Investments	2,845	954
Deferred charges and other assets	2,074	2,446
TOTAL ASSETS	$20,317	$17,886

LIABILITIES AND PARTNERS’ CAPITAL

Liabilities
Notes payable and current maturities of long-term debt	$595	$289
Other current liabilities	1,428	1,493
Long-term debt	9,998	8,275
Value of interest rate swaps	389	951
Other	1,159	762
Total liabilities	13,569	11,770

Partners’ capital
Accumulated other comprehensive loss	(395)	(288)
Other partners’ capital	7,063	6,333
Total KMP partners’ capital	6,668	6,045
Noncontrolling interests	80	71
Total partners’ capital	6,748	6,116
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$20,317	$17,886

Total Debt, net of cash and cash equivalents, and excluding the value of interest rate swaps	$10,446	$8,501

Segment Earnings Before DD&A and certain items	$3,035	$2,791
G&A	(332)	(302)
Income Taxes	44	33
EBITDA (1)	$2,747	$2,522

Debt to EBITDA	3.8	3.4

(1) EBITDA includes addback of KMP’s share of REX and MEP DD&A